EXHIBIT 21.1

LIST OF SUBSIDIARIES OF
PACIFIC HEALTH CARE ORGANIZATION, INC.

The Company has two wholly-owned subsidiaries:

Medex Healthcare, Inc. – a California corporation

Workers’ Compensation Assistance, Inc. – a California corporation